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                                                                    EXHIBIT 2.19
EMPLOYERS REASSURANCE CORPORATION
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                5200 Metcalf - P.O. Box 2981 - Overland Park, Kansas 66201-1381
                                        (913)676-5950 - Facsimile (913)676-5221

                                 AMENDMENT NO. 5

The Coinsurance Annuity and Supplementary Contract Retrocession Agreement II (Southwestern Life Business) of June 30, 1990, between CONSOLIDATED FIDELITY LIFE INSURANCE COMPANY of Louisville, Kentucky and EMPLOYERS REASSURANCE CORPORATION of Overland Park, Kansas, is hereby amended as follows:

I.   Effective December 31, 1991:

     A. The RETROCESSIONAIRE hereby approves and the CORPORATION and the RETROCESSIONAIRE agree to be bound by the effect upon this agreement of the changes indicated in Amendment No. 2 to the UNDERLYING AGREEMENT, a copy of which amendment is attached to this amendment and made a part of this agreement.

     B. Articles VI, VIII and IX are deleted and the following Articles VI, VIII and IX are substituted therefor:

                                   ARTICLE VI

          ASSET PORTFOLIO. The assets pertaining to this agreement are being held by the bank named in Article VIII of the UNDERLYING AGREEMENT (such assets are herein collectively referred to as the Portfolio).

          Excluding the Scheduled Assets and the exception contained in Part B of Amendment No. 4 of this agreement, additions to or replacements for assets held in the Portfolio, which are made by the RETROCESSIONAIRE on or after November 2, 1992, shall be limited to the following types of assets that are qualified as admitted assets for insurance regulatory purposes in Texas, Kansas and Kentucky:

          (a)  Cash.

          (b)  Those which are approved by the CORPORATION and the Reinsured.

          (c) Those which are approved by a consolidated subsidiary of I.C.H. Corporation acting in its capacity as investment manager of the Portfolio.

          (d) Obligations, not in default, issued, assumed, guaranteed or insured by:

               (i) the United States of America or by any agency or instrumentality thereof,

              (ii)  any state of the United States of America,

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             (iii)  The District of Columbia,

              (iv) any territory or possession of the United States of America or any over governmental unit in the United States, or

               (v) any agency or instrumentality of any governmental unit referred to in items (ii), (iii) and (iv) above, provided that, in the case of obligations issued, assumed, guaranteed or insured by any governmental unit referred to in item (iv) above, such obligations are by law (statutory or otherwise) payable, as to both principal and interest, from taxed levied or by law required to be levied or from adequate special revenues pledged or otherwise appropriated or by law required to be provided for the purpose of such payment, but in no event shall obligations be included if payable solely out of special assessments on properties benefited by local improvements.

          (e) Obligations, not in default, whether or not accrued and with or without recourse, issued, assumed, guaranteed, insured or accepted by institutions and corporations organized under the laws of any state of the United States (or trustees or receivers therefor), and preferred shares of any such institution or corporation.

          The RETROCESSIONAIRE shall retain the equitable ownership of all of the assets held in the Portfolio for the purpose of satisfying its retrocession obligations hereunder and of determining the amount of the Experience Refund pursuant to Article viii. The RETROCESSIONAIRE shall also retain the right to vote or provide, or withhold, consent on any matters related to the assets held in the Portfolio. Except as otherwise herein permitted, the RETROCESSIONAIRE shall not transfer assets held in the Portfolio to any of its other asset portfolios, nor shall it remove, sell, exchange or otherwise dispose of assets held in the Portfolio other than through a transaction for then-current fair market value, and all consideration received from any such transaction shall be placed in the Portfolio.

          No asset that is held in the Portfolio, and that is classified as a "High Yield: or "Private Placement" asset, shall be sold, exchanged or otherwise removed from the Portfolio without both the CORPORATION'S and the Reinsured's written consent, except that, given compliance with subparagraph (a) of the last paragraph contained in Article IX of the UNDERLYING AGREEMENT, the RETROCESSIONAIRE may cause any such asset to be replaced with a similar asset.

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          Nothing herein shall permit the RETROCESSIONAIRE to intentionally or otherwise reduce the investment income in the Portfolio as the result of any exchange, sale, removal or replacement of any assets held therein.

          The value of the Portfolio shall at all times be:

          (1) at least the amount of the reinsurance liabilities defined in the next to last paragraph of Article IX of the UNDERLYING AGREEMENT minus the amount of the Funds Withheld obligations as calculated from time to time pursuant to the provisions of Article VII hereof, and

          (2) determined in accordance with Kentucky requirements for admissible assets. The RETROCESSIONAIRE shall promptly add assets to the Portfolio as required from time to time to maintain such value. Amounts in excess of the net policy reserves may be withdrawn for the purpose of paying the settlement(s) due under this agreement. Amounts in excess of the reinsurance liabilities may be withdrawn for any purpose; provided, however, that any such withdrawal may be made by the RETROCESSIONAIRE only once in any calendar year on the basis of the preceding year end Annual Statement.

          In the event the RETROCESSIONAIRE shall at any time fail to maintain the Portfolio in the manner provided in this Article VI or in Amendment No. 4 of this agreement, or in the case of a failure to maintain the admitted value of assets held in the portfolio as provided in the first sentence of the preceding paragraph, the CORPORATION may exercise its option to recapture based on any such failure upon the expiration of ten (10) days following notice thereof to the RETROCESSIONAIRE and at any time thereafter, but only during the continuance of the failure.


                                  ARTICLE VIII

          EXPERIENCE REFUND. The RETROCESSIONAIRE shall be obligated to the CORPORATION for an experience refund calculated as indicated in
          Article IX of the UNDERLYING AGREEMENT except that:

          (a) The numbers appearing in the table contained in paragraph 2(ii)(g) for the following periods of time will not apply and the numbers shown below will apply in lieu thereof:

                  For each calendar
                     quarter in                          The amount is
               ----------------------                    -------------
               First Accounting Period                        -0-
               Second Accounting Period                    $128,474
                         1991                              $149,263
                         1992                              $139,526
                         1993                              $140,000
                         1994                              $137,632
                         1995                              $124,895

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          (b)  The CORPORATION'S risk charge shall be excluded (and thus retained by the CORPORATION);

          (c)  The interest rate specified in paragraph 7 shall be 5.5%;

          (d)  Paragraph 9 shall not apply.

          The asset substitution described in the first sentence of subparagraph
          (b) of the last paragraph contained in Article IX of the UNDERLYING AGREEMENT shall not take place unless the RETROCESSIONAIRE'S statutory capital and surplus combined with its Interest Maintenance Reserve and Asset Valuation Reserve exceeds by at least $5,000,000 the minimum amount indicated in Article XIV(a) of this agreement.


                                   ARTICLE IX

          REPORTING AND ACCOUNTING. SECTION A. QUARTERLY. Within 40 days after the close of each of the first three calendar quarters of each calendar year or within 20 days after the date when the CORPORATION has received from the Reinsured and the RETROCESSIONAIRE all necessary information, whichever is later, the CORPORATION shall furnish to the RETROCESSIONAIRE a report (in a form satisfactory to the RETROCESSIONAIRE) showing both the amount due the CORPORATION or the Reinsured for the quarter under the UNDERLYING AGREEMENT and the amount due the RETROCESSIONAIRE or the CORPORATION for the quarter under this agreement.

          If the amount for the quarter under this agreement is due the RETROCESSIONAIRE, the CORPORATION'S payment thereof shall accompany the report. If the amount for the quarter under this agreement is due the CORPORATION, the RETROCESSIONAIRE shall remit such amount to the CORPORATION within 30 days after the RETROCESSIONAIRE receives the report.

          SECTION B. ANNUALLY. Within 60 days after the end of each accounting period or within 20 days after the CORPORATION has received from the Reinsured and the RETROCESSIONAIRE all necessary information, whichever is later, the CORPORATION shall furnish to the RETROCESSIONAIRE a report (in a form satisfactory to the RETROCESSIONAIRE) showing both the amount due the CORPORATION or the Reinsured for the period under the UNDERLYING AGREEMENT and the amount due the RETROCESSIONAIRE or the CORPORATION for the period under this agreement.

          If the amount for the period under this agreement is owed the RETROCESSIONAIRE, the CORPORATION'S payment thereof shall accompany the report. If the amount for the period under this agreement is owed the CORPORATION, the RETROCESSIONAIRE shall remit such amount to the CORPORATION, within 30 days after the RETROCESSIONAIRE receives the report.

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          The report for each accounting period shall also include all information necessary for preparing the RETROCESSIONAIRE'S annual statement.

          SECTION C. INTEREST ADJUSTMENT. The RETROCESSIONAIRE shall be obligated to the CORPORATION for the interest adjustments the CORPORATION owes the Reinsured under the UNDERLYING AGREEMENT. The CORPORATION shall be obligated to the RETROCESSIONAIRE for the interest adjustments the Reinsured owes the CORPORATION under the UNDERLYING AGREEMENT.

     C. The second paragraph is deleted from Article XVI and the following paragraph is substituted therefor:

          As of the recapture date, the RETROCESSIONAIRE shall be obligated to the CORPORATION for:

          (a) the assets and cash indicated in the third paragraph of Article XVIII of the UNDERLYING AGREEMENT,

          (b) less the applicable number specified in subpart (1) of the fourth paragraph contained in Article XVIII of the UNDERLYING
               AGREEMENT,

          (c) and less the retrocession carryover amount (if any) determined in accordance with Article VIII hereof pursuant to paragraph 7 of
               Schedule 1-A of the UNDERLYING AGREEMENT,

          (d)  and less any amount(s) then due the RETROCESSIONAIRE pursuant to
               Article IX hereof, calculated as if the recapture date were the end of the accounting period.

II.  As respects Portfolio assets replaced on or after November 1, 1992:

     A. Assets falling within the 5% exception indicated in Amendment No. 4 of this agreement shall, for purposes of calculating the experience refund and investment income, be deemed to be obligations of the RETROCESSIONAIRE bearing interest payable in cash semi-annually at the then market rate for A-rated ten-year corporate bonds based upon a principal amount equal to the then market value of the assets replaced, but this part II does not apply if the CORPORATION and the Reinsured consent in writing to the replacement or if the replacement is made pursuant to the recommendation or action of a consolidated subsidiary of I.C.H Corporation acting in its capacity of investment manager of the Portfolio. The asset substitution described in this
          Part II shall not take place unless the RETROCESSIONAIRE'S statutory capital and surplus combined with its Interest Maintenance Reserve and Asset Valuation Reserve exceeds by at least $5,000,000 the minimum amount indicated in Article XIV(a) of this agreement.

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     B.   The investment restrictions indicated in Amendment No. 4 do not apply to the Scheduled Assets.

III. As respects Portfolio assets replaced prior to November 1, 1992, the corporation consents to each asset substituted if at the time of the transaction:

     A. the RETROCESSIONAIRE'S statutory capital and surplus combined with its Mandatory Securities Valuation Reserve exceeded by at least $5 million the minimum amount specified in Article XIV(A) of this agreement, and

     B. for purposes of calculating experience refund, the RETROCESSIONAIRE assumed the obligation to pay, bearing interest payable in cash semi-annually at the then market rate for A-rated ten-year corporate bonds, an amount equal to the then market value of the asset being replaced, but this Part III (B) does not apply when the asset being substituted was acquired:

          l. with both the CORPORATION'S and the Reinsured's written consent, or

          2. pursuant to the recommendation or action of a consolidated subsidiary of I.C.H. corporation acting in its capacity as investment manager of the portfolio.

In all other respects not inconsistent herewith, said agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in duplicate.


          EMPLOYERS REASSURANCE              CONSOLIDATED FIDELITY LIFE
              CORPORATION                         INSURANCE COMPANY

By: /s/ James D. Maughn                      By: /s/ David Commonn
   --------------------------------             -------------------------------
Title: SVP & Actuary                         Title: Chief Financial Officer
Date: 1/28/94                                Date: 2/21/94


By: /s/ Chuck Schnieders                     By: /s/ Jerry W. Rice
   --------------------------------             -------------------------------
Title: VP                                    Title: V.P.
Date: 1/28/94                                Date: 2/21/94
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